EXHIBIT 99

CONTACT:	Michael S. Piemonte	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 9, 2002

M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported diluted cash earnings per share of $1.32 for the quarter ended September 30, 2002, an increase of 6% from $1.24 in the year-earlier quarter. Cash net income for the recent quarter totaled $125 million, compared with $124 million in the third quarter of 2001. Cash net income in 2002’s third quarter represented an annualized rate of return on average tangible assets of 1.62% and on average tangible common equity of 27.34%. A year earlier, the annualized cash return on average tangible assets was 1.64% and on average tangible common equity was 28.39%.

     For the nine-month period ended September 30, 2002, diluted cash earnings per share were $4.01, up 12% from $3.57 during the same period last year. Cash net income totaled $385 million during the first three quarters of 2002, up 8% from $356 million in the similar 2001 period. The annualized cash returns on average tangible assets and average tangible common equity for the first nine months of 2002 were 1.70% and 29.07%, respectively, improved from 1.62% and 28.19%, respectively, in the corresponding 2001 period. Cash earnings exclude the after-tax effect of expenses associated with merging acquired operations into M&T and amortization of intangible assets.

     M&T has provided supplemental reporting of its operating results on a “cash” or “tangible” basis (which excludes the after-tax effect of amortization of goodwill and core deposit and other intangible assets and the related asset balances resulting

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from acquisition transactions) since 1998. Management believes that such reporting represents a relevant measure of financial performance.

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” M&T ceased amortization of goodwill associated with corporate acquisitions, effective January 1, 2002. Amortization of such goodwill during the third quarter and first nine months of 2001, none of which was tax deductible, totaled $16 million ($.16 per diluted share) and $46 million ($.47 per diluted share), respectively. Charges for amortization of core deposit and other intangible assets totaled $13 million ($8 million after tax effect, or $.09 per diluted share) during the third quarter of 2002, compared with $15 million ($10 million after tax effect, or $.10 per diluted share) during the year-earlier quarter. Similar amortization charges for the first nine months of 2002 and 2001 were $40 million ($25 million after tax effect, or $.26 per diluted share) and $46 million ($28 million after tax effect, or $.28 per diluted share), respectively. M&T had recorded as assets at September 30, 2002 and 2001 goodwill of $1.1 billion, while core deposit and other intangible assets totaled $131 million and $184 million at those respective dates.

     Net income measured in accordance with generally accepted accounting principles (“GAAP”) includes the impact of non-cash charges for the amortization of intangible assets, as well as nonrecurring merger-related expenses. GAAP-basis diluted earnings per share for the third quarter of 2002 rose 26% to $1.23 from $.98 in the year-earlier period. On the same basis, the recent quarter’s net income totaled $117 million, up 20% from $98 million

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in the third quarter of 2001. As already noted, the after-tax impact of amortization of goodwill in the third quarter of 2001 was $16 million, or $.16 per diluted share. As a result, pro forma GAAP-basis diluted earnings per share and net income for last year’s third quarter, computed as if SFAS No. 142 had been effective in 2001, were $1.14 and $114 million, respectively. GAAP-basis net income for the third quarter of 2002 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.46% and 15.47%, respectively, compared with 1.25% and 12.93%, respectively, in the corresponding quarter of 2001. Pro forma GAAP-basis annualized returns on average assets and average common stockholders’ equity for the third quarter of 2001 were 1.45% and 15.01%, respectively, after excluding the impact of goodwill amortization. There were no merger-related expenses during the third quarters of 2002 or 2001.

     GAAP-basis diluted earnings per share through the nine months ended September 30, 2002 and 2001 were $3.75 and $2.77, respectively. For the first nine months of 2002, GAAP-basis net income totaled $359 million, compared with $276 million in the year-earlier period. The after-tax impact of merger-related expenses during the first nine months of 2001 was $5 million ($.05 per diluted share), while there were no similar expenses during the current year’s first nine months. As noted previously, the after-tax impact of amortization of goodwill for the first nine months of 2001 was $46 million, or $.47 per diluted share, resulting in proforma GAAP-basis diluted earnings per share and net income for that period, calculated as if SFAS No. 142 had been in effect during 2001, of $3.24 and $323 million, respectively. GAAP-basis net income for the first nine months of 2002 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.53% and 16.19%, respectively, compared with 1.20% and 12.47%,

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respectively, in the corresponding 2001 period. Proforma GAAP-basis annualized returns on average assets and average common stockholders’ equity for the first nine months of 2001 after excluding the impact of goodwill amortization were 1.41% and 14.56%, respectively.

     Taxable-equivalent net interest income rose 7% to $319 million in the third quarter of 2002 from $299 million in the year-earlier quarter. A widening of M&T’s net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, and higher average loans outstanding were the leading factors in the year-over-year improvement. Net interest margin increased 16 basis points (hundredths of one percent) to 4.38% in the third quarter of 2002 from 4.22% in the year-earlier quarter. Average loans outstanding rose 4% to $25.8 billion in 2002’s third quarter from $24.8 billion in the corresponding 2001 period. Growth in consumer loans of $1.4 billion, or 29%, was offset in part by lower levels of commercial loans and residential real estate loans.

     The provision for credit losses increased to $37 million in the recent quarter from $28 million in the third quarter of 2001. Net charge-offs of loans totaled $36 million during the third quarter of 2002, up from $24 million in the comparable 2001 quarter. During the recent quarter, M&T charged off the entire $17 million carrying value of two commercial leases with a major airline company that filed for bankruptcy protection. Net charge-offs expressed as an annualized percentage of average loans outstanding were .55% in the recent quarter, compared with .38% in the corresponding 2001 quarter. Nonperforming loans totaled

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$227 million, or .86% of total loans at September 30, 2002, compared with $197 million or .79% a year earlier. Including the impact of the aggregate carrying value at September 30, 2002 of $53 million related to three commercial loans that were classified as nonperforming during the recent quarter, nonperforming loans increased by $59 million from June 30, 2002. Loans past due 90 days or more and accruing interest totaled $148 million at the recent quarter-end, compared with $138 million a year earlier. Included in these loans at September 30, 2002 and 2001 were $109 million and $104 million, respectively, of one-to-four family residential mortgage loans serviced by M&T and repurchased from the Government National Mortgage Association. The outstanding principal balances of these loans, which were repurchased to reduce loan servicing costs, are fully guaranteed by government agencies. The remaining portion of accruing loans past due 90 days or more are either also guaranteed by government agencies or well-secured by collateral.

     M&T’s allowance for credit losses totaled $437 million, or 1.66% of total loans, at September 30, 2002, compared with $413 million, or 1.65%, a year earlier. Reflecting the increase in nonperforming loans cited above, the ratio of the allowance for credit losses to nonperforming loans was 193% at September 30, 2002, compared with 209% at September 30, 2001. Assets taken in foreclosure of defaulted loans were $20 million at the recent quarter end, compared with $12 million at September 30, 2001.

     Noninterest income rose 7% to $128 million in the recent quarter from $120 million in the third quarter of 2001. Higher revenues from providing deposit account and mortgage banking services significantly contributed to the improvement. Noninterest operating expenses, which exclude amortization of intangible assets,

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were $221 million in the recently completed quarter, compared with $205 million in the corresponding 2001 period. A provision for the impairment of capitalized residential mortgage servicing rights of $16 million and higher costs for salaries, including commissions and incentive compensation, contributed to the higher level of operating expenses. The impairment charge reflects the impact on customer refinancings that the current low interest rate environment is expected to have on residential mortgage prepayment speeds. There was a similar $2 million impairment charge in the comparable year-earlier period. The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income, measures the relationship of operating expenses to revenues. M&T’s efficiency ratio, calculated using the operating expense totals noted above and excluding gains (losses) from sales of bank investment securities from noninterest income, was 49.3% in the third quarter of 2002, compared with 49.0% a year earlier.

     Michael P. Pinto, Executive Vice President and Chief Financial Officer of M&T, stated “M&T’s core businesses continued to perform reasonably well in light of general economic conditions. In particular, we are pleased with the growth of our consumer loan portfolio and strong net interest margin. Our third quarter results were adversely impacted by the mortgage servicing impairment charge, which resulted from the low interest rate environment. We believe that incremental mortgage banking revenues in the second half of this year and early next year relating to increased levels of loan originations should offset the $16 million impairment charge that we recently recognized. While uncertainties exist regarding future economic conditions and the level of interest rates, at this time we remain comfortable that M&T’s full-year results will

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meet or exceed the current consensus of analysts’ estimates for diluted GAAP earnings per share of $5.07.”

     M&T had total assets of $34.1 billion at September 30, 2002, up from $31.1 billion a year earlier. Loans and leases, net of unearned discount, increased 5% to $26.3 billion at the recent quarter-end from $24.9 billion at September 30, 2001. Deposits were $22.5 billion at September 30, 2002, up from $20.5 billion at September 30, 2001. Total stockholders’ equity was $3.1 billion at the recent quarter-end, compared with $3.0 billion a year earlier. Common stockholders’ equity per share was $33.25 and $31.19 at September 30, 2002 and 2001, respectively. Tangible equity per common share was $20.36 at September 30, 2002, compared with $17.85 a year earlier.

     M&T recently announced that it entered into a definitive agreement with Allied Irish Banks, p.l.c. (“AIB”), Dublin Ireland, to acquire Allfirst Financial Inc. (“Allfirst”), Baltimore, Maryland, and to merge it into M&T. The merger is subject to the approval of the shareholders of AIB and M&T, as well as various regulatory agencies, and is expected to be completed in the first quarter of 2003.

     In November 2001, M&T announced that it had been authorized by its Board of Directors to repurchase up to 5,000,000 shares of its common stock. Through September 30, 2002, M&T had repurchased 3,632,098 shares of common stock pursuant to such plan at an average cost of $78.49 per share. M&T has discontinued purchases of its common stock, instead using the Company’s internal generation of capital to support the pending acquisition of Allfirst.

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     Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results at http://ir.mandtbank.com/calendar.cfm. 10:30 a.m. Eastern Time (“ET”) today, October 9, 2002. Those wishing to participate in the call may dial 877-691-0879. International participants may dial 973-582-2741. The conference call will be webcast live at . A replay of the call will be available until October 10, 2002 by calling 877-519-4471, code 3526884 and 973-341-3080 for international participants. The event will also be archived and available by 1:00 p.m. (ET), October 9, 2002 on M&T’s website at http://ir.mandtbank.com/calendar.crm.

     This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. M&T undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by

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competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared to M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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Financial Highlights

	Three months ended			Nine months ended
Amounts in thousands,	September 30			September 30
except per share
	2002	2001	Change	2002	2001	Change

Performance

Net income	$117,215	97,867	20%	$359,273	276,341	30%

Per common share:

Basic earnings	$1.27	1.02	25%	$3.88	2.87	35%

Diluted earnings	1.23	.98	26	3.75	2.77	35

Cash dividends	$.25	.25	—	$.75	.75	—

Common shares outstanding:

Average - diluted (1)	95,036	99,597	-5%	95,901	99,644	-4%

Period end (2)	91,992	94,756	-3	91,992	94,756	-3

Return on ( annualized):

Average total assets	1.46%	1.25%		1.53%	1.20%

Average common stockholders’equity	15.47%	12.93%		16.19%	12.47%

Taxable-equivalent net interest income	$318,721	298,552	7%	$936,477	866,867	8%

Yield on average earning assets	6.38%	7.43%		6.54%	7.84%

Cost of interest- bearing liabilities	2.34%	3.71%		2.49%	4.21%

Net interest spread	4.04%	3.72%		4.05%	3.63%

Contribution of interest-free funds	.34%	.50%		.34%	.56%

Net interest margin	4.38%	4.22%		4.39%	4.19%

Net charge-offs to average total net loans (annualized)	.55%	.38%		.40%	.30%

Cash operating results (3)

Cash net income	$125,171	123,523	1%	$384,555	350,969	10%

Cash net income, excluding acquisition- related expenses	125,171	123,523	1	384,555	355,813	8

Diluted cash earnings per common share	1.32	1.24	6	4.01	3.52	14

Diluted cash earnings per common share, excluding acquisition- related expenses	1.32	1.24	6	4.01	3.57	12

Return on (annualized):

Average tangible assets	1.62%	1.64%		1.70%	1.60%

Average tangible assets, excluding acquisition- related expenses	1.62%	1.64%		1.70%	1.62%

Average tangible common equity	27.34%	28.39%		29.07%	27.80%

Average tangible common equity, excluding acquisition- related expenses	27.34%	28.39%		29.07%	28.19%

Efficiency ratio, excluding acquisition- related expenses	49.32%	49.03%		48.87%	49.73%

	At September 30

	2002	2001	Change

Loan quality

Nonaccrual loans	$218,617	187,851	16%

Renegotiated loans	8,402	9,641	-13

Total nonperforming loans	$227,019	197,492	15%

Accruing loans past due 90 days or more	$147,867	137,501	8%

Nonperforming loans to total net loans	.86%	.79%

Allowance for credit losses to total net loans	1.66%	1.65%

(1)	Includes common stock equivalents

(2)	Includes common stock issuable under deferred compensation plans

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects

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Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30

Dollars in
thousands	2002	2001	Change	2002	2001	Change

Interest income	$461,271	521,969	-12%	$1,383,883	1,610,172	-14%

Interest expense	146,080	227,674	-36	458,156	756,748	-39

Net interest income	315,191	294,295	7	925,727	853,424	8

Provision for credit losses	37,000	28,000	32	89,000	70,500	26

Net interest income after provision for credit losses	278,191	266,295	4	836,727	782,924	7

Other income

Mortgage banking revenues	30,336	24,789	22	81,529	75,478	8

Service charges on deposit accounts	43,072	37,000	16	123,408	105,847	17

Trust income	14,432	15,589	-7	45,555	47,733	-5

Brokerage services income	11,055	9,489	17	34,052	28,969	18

Trading account and foreign exchange gains	287	223	29	1,716	2,591	-34

Gain (loss) on sales of bank investment securities	(660)	244	—	(659)	1,873	—

Other revenues from operations	29,824	32,833	-9	88,152	87,239	1

Total other income	128,346	120,167	7	373,753	349,730	7

Other expense

Salaries and employee benefits	113,243	109,250	4	342,296	324,592	5

Equipment and net occupancy	28,073	28,227	-1	81,004	84,112	-4

Printing, postage and supplies	6,988	5,838	20	18,892	19,142	-1

Amortization of goodwill	—	15,753	-100	—	46,262	-100

Amortization of core deposit and other intangible assets	13,011	15,257	-15	39,696	45,708	-13

Other costs of operations	72,511	61,869	17	198,387	184,191	8

Total other expense	233,826	236,194	-1	680,275	704,007	-3

Income before income taxes	172,711	150,268	15	530,205	428,647	24

Applicable income taxes	55,496	52,401	6	170,932	152,306	12

Net income	$117,215	97,867	20%	$359,273	276,341	30%

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Condensed Consolidated Balance Sheet

	September 30

Dollars in thousands	2002	2001	Change

ASSETS

Cash and due from banks	$1,197,615	784,664	53%

Money-market assets	295,413	49,223	500

Investment securities	4,181,474	3,153,248	33

Loans and leases, net of unearned discount	26,308,619	24,946,419	5

Less: Allowance for credit losses	437,340	412,728	6

Net loans and leases	25,871,279	24,533,691	5

Goodwill	1,097,553	1,132,560	-3

Core deposit and other intangible assets	130,577	184,381	-29

Other assets	1,374,579	1,301,291	6

Total assets	$34,148,490	31,139,058	10%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S offices	$4,000,097	3,545,722	13%

Other deposits at U.S. offices	16,769,254	16,506,481	2

Deposits at foreign office	1,770,820	469,734	277

Total deposits	22,540,171	20,521,937	10

Short-term borrowings	3,810,741	3,587,247	6

Accrued interest and other liabilities	424,667	458,447	-7

Long-term borrowings	4,314,359	3,615,845	19

Total liabilities	31,089,938	28,183,476	10

Stockholders’ equity (1)	3,058,552	2,955,582	3

Total liabilities and stockholders’ equity	$34,148,490	31,139,058	10%

(1)	Reflects accumulated other comprehensive income, net of applicable income taxes, of $41.8 million at September 30, 2002 and $42.8 million at September 30, 2001.

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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30

	2002		2001			2002		2001

					Change in					Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Money-market assets	$121	1.74%	34	3.49%	252%	$218	1.77%	47	4.39%	368%

Investment securities	2,942	5.60	3,234	6.41	-9	2,914	5.81	3,401	6.74	-14

Loans and leases, net of unearned discount

Commercial, financial, etc	5,181	5.07	5,340	6.73	-3	5,103	5.18	5,301	7.52	-4

Real estate - commercial	9,536	6.90	9,322	7.89	2	9,447	7.03	9,165	8.12	3

Real estate — consumer	4,880	7.23	5,336	7.77	-9	5,006	7.30	5,198	7.87	-4

Consumer	6,231	6.62	4,833	7.84	29	5,830	6.77	4,569	8.42	28

Total loans and leases, net	25,828	6.49	24,831	7.57	4	25,386	6.66	24,233	8.00	5

Total earning assets	28,891	6.38	28,099	7.43	3	28,518	6.54	27,681	7.84	3

Goodwill	1,098		1,140		-4	1,098		1,129		-3

Core deposit and other intangible assets	137		192		-29	150		202		-26

Other assets	1,759		1,688		4	1,730		1,663		4

Total assets	$31,885		31,119		2%	$31,496		30,675		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits

NOW accounts	$753	.54	708	1.06	6%	$750	.53	711	1.37	5%

Savings deposits	8,950	1.23	7,444	1.73	20	8,745	1.25	7,166	1.96	22

Time deposits	7,154	3.00	8,506	4.90	-16	7,642	3.34	9,108	5.37	-16

Deposits at foreign office	458	1.55	378	3.27	21	447	1.53	315	4.05	42

Total interest-bearing deposits	17,315	1.94	17,036	3.32	2	17,584	2.13	17,300	3.77	2

Short-term borrowings	3,199	1.76	3,621	3.59	-12	2,947	1.76	3,209	4.40	-8

Long-term borrowings	4,306	4.34	3,689	5.63	17	4,053	4.57	3,540	6.16	14

Total interest-bearing liabilities	24,820	2.34	24,346	3.71	2	24,584	2.49	24,049	4.21	2

Noninterest-bearing deposits	3,676		3,384		9	3,573		3,280		9

Other liabilities	382		386		-1	371		384		-3

Total liabilities	28,878		28,116		3	28,528		27,713		3

Stockholders’ equity	3,007		3,003		—	2,968		2,962		—

Total liabilities and stockholders’ equity	$31,885		31,119		2%	$31,496		30,675		3%

Net interest spread		4.04		3.72			4.05		3.63

Contribution of interest-free funds		.34		.50			.34		.56

Net interest margin		4.38%		4.22%			4.39%		4.19%

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